As filed with the Securities and Exchange Commission on November 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SUPERGEN, INC.
(Exact name of Registrant as specified in its charter)

Delaware	91-1841574
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4140 Dublin Boulevard, Suite 200
Dublin, California  94568
(Address of principal executive offices)

1998 Employee Stock Purchase Plan
(Full title of the plan)

James S.J. Manuso, Ph.D.
Chief Executive Officer
SUPERGEN, INC.
4140 Dublin Boulevard, Suite 200
Dublin, California 94568
(925) 560-0100
(Name, address and telephone number of agent for service)

Copy to:

John V. Roos, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value: Reserved for future issuance under the SuperGen, Inc. 1998 Employee Stock Purchase Plan	200,000	$5.10	$1,020,000	$129.23

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 1998 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)          Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon 85% of the price per share of $6.00, which was the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on November 12, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

SuperGen, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (as filed on March 4, 2004 and amended pursuant to Form 10-K/A filed on March 29, 2004), filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 (as filed on May 10, 2004 and amended pursuant to Form 10-Q/A filed on May 24, 2004), June 30, 2004, and September 30, 2004 filed pursuant to Section 13 of the Exchange Act.

(c)           The Company’s Current Reports on Form 8-K filed with the Commission on February 6, 2004, March 10, 2004, September 3, 2004 (and amended pursuant to Form 8-K/A filed on September 27, 2004), and November 1, 2004.  The Company specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 12 of the Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2004, April 30, 2004, and July 27, 2004, or pursuant to Item 2.02 of the Company’s Current Report on Form 8-K filed with the Commission on October 21, 2004.

(d)           The description of the Company’s Common Stock to be offered hereby is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on January 18, 1996 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties.  The Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

The Company has adopted provisions in its current Certificate of Incorporation which (i) eliminate the personal liability of its directors to the Company for monetary damages to the fullest extent permissible under Delaware law; and (ii) authorize the company to indemnify its directors and officers to the fullest extent permitted by law.  Such limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission.  The Company’s Certificate of Incorporation also includes a provision eliminating, to the fullest extent permitted by Delaware law, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.  In addition, the Bylaws of the Company provide that it will be required to indemnify its officers and directors to the maximum extent and in the manner permitted by the Delaware General Corporation Law.

The Company has entered into separate indemnification agreements with each of its officers, directors and key employees that contain provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.  The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them, as to which they could be indemnified, and to obtain director’s and officer’s insurance, if available on reasonable terms.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.    Exemption From Registration Claimed

Not applicable.

Item 8.    Exhibits

4.1                                 1998 Employee Stock Purchase Plan (as amended effective March 1, 2004).

5.1                                 Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

23.1                           Consent of Ernst & Young LLP, Independent Auditors.

23.2                           Consent of Counsel (contained in Exhibit 5.1).

24.1                           Power of Attorney (included on the signature page of this Registration Statement).

Item 9.    Undertakings

(a)           Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Request for acceleration of effective date or filing of registration statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on November 15, 2004.

SUPERGEN, INC.

By:	/s/ James S.J. Manuso
James S.J. Manuso, Ph.D.
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James S.J. Manuso and Michael Molkentin, and each of them individually, his attorney-in-fact for him in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James S.J. Manuso	Chief Executive Officer, President and Director	November 15, 2004
James S.J. Manuso	(Principal Executive Officer)

/s/ Michael Molkentin	Chief Financial Officer	November 15, 2004
Michael Molkentin	(Principal Financial and Accounting Officer)

/s/ Charles Casamento	Director	November 15, 2004
Charles J. Casamento

/s/ Thomas V. Girardi	Director	November 15, 2004
Thomas V. Girardi

/s/ Walter J. Lack	Director	November 15, 2004
Walter J. Lack

/s/ Joseph Rubinfeld	Director	November 15, 2004
Joseph Rubinfeld

/s/ Michael D. Young	Director	November 15, 2004
Michael D. Young

SUPERGEN, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description
4.1	1998 Employee Stock Purchase Plan (as amended effective March 1, 2004).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).